------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0104
                                                  Expires:      January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

                              ABRAHAMSON, JAMES R.
--------------------------------------------------------------------------------
   (Last)                           (First)                       (Middle)

                           c/o THE MARCUS CORPORATION
                     250 EAST WISCONSIN AVENUE, SUITE 1700
--------------------------------------------------------------------------------
                                    (Street)

                              MILWAUKEE, WI 53202
--------------------------------------------------------------------------------
   (City)                           (State)                        (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

                                October 10, 2002
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

                       THE MARCUS CORPORATION (NYSE: MCS)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

           President and Chief Operating Officer of Baymont Inns, Inc.
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

                                October 17, 2002
________________________________________________________________________________

7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                  2. Amount of Securities          3. Ownership From:                  4. Nature of Indirect
1. Title of Security                 Beneficially Owned               Direct (D) or Indirect              Beneficial Ownership
   (Instr. 4)                        (Instr. 4)                       (I) (Instr. 5)                      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                            132.39 (1)                         I                              By 401(k) Plan
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).


Persons who respond to the collection of information
contained in this form are not required to respond                        (Over)
unless the form displays a currently valid OMB                   SEC 1473 (7-02)
control number.

Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================



                                                                                                   5.
                                                    3.                                             Owner-
                                                    Title and Amount of                            ship
                                                    Securities Underlying                          Form of
                            2. Date Exer-           Derivative Security             4.             Deriv-
                               cisable and          (Instr. 4)                      Conver-        ative
                               Expiration Date      ---------------------------     sion or        Security:        6.
                               (Month/Day/Year)                       Amount        Exercise       Direct           Nature of
1. Title of                 --------------------                      or            Price of       (D) or           Indirect
Derivative                  Date        Expira-                       Number        Deri-          Indirect         Beneficial
Security                    Exer-       tion                          of            vative         (I)              Ownership
(Instr. 4)                  cisable     Date            Title         Shares        Security       (Instr. 5)       (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
 Grant Date:  4/24/00        (2)        4/24/10     Common Stock      50,000        $10.3125          D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
 Grant Date:  6/28/00        (2)        6/28/10     Common Stock      50,000        $11.4375          D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
 Grant Date:  7/12/01        (2)        7/12/11     Common Stock      50,000        $14.05            D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option
 Grant Date:  7/11/02        (2)        7/11/12     Common Stock      20,000(3)     $15.55            D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
Explanation of Responses:
(1)  Balance reflects the most current data available with regard to holdings in the 401(k) Plan.
(2)  Options vest and become exercisable as follows: 40% after 2nd anniversary of the date of grant; 60% after 3rd anniversary; 80%
     after 4th anniversary; and 100% after 5 years.
(3)  Due to a clerical error, the Form 3 executed on October 17, 2002 mistakenly reported the amount of derivative securities beneficially owned as 40,000. The actual amount of derivative securities beneficially owned is 20,000.


                                                                                 JAMES R. ABRAHAMSON
** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.                                                          /s/ Ralph J. Gundrum                      01/28/03
                                                                                 -------------------------------------    ----------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                     **Signature of Reporting Person             Date
                                                                                 By Ralph J. Gundrum, attorney-in-fact
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form
displays a currently valid OMB Number.                                                                                        Page 2